Exhibit 107

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, to be issued pursuant to the Aemetis, Inc. Amended and Restated 2019 Stock Plan	457(c) and 457(h)	2,147,777 (2)	$1.720 (3)	$2,147,779	$153.10 per $1,000,000	$328.82

Total Offering Amounts					$2,147,779		$328.82

Total Fee Offsets							-

Net Fee Due							$328.82

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered to prevent dilution from stock splits, stock dividends, recapitalization or other similar transactions effected without consideration that results in an increase in the number of the Registrant’s outstanding Common Stock.

(2)	Represents the additional shares to be registered of Common Stock available for issuance under the Aemetis, Inc. Amended and Restated 2019 Stock Plan resulting from an automatic annual increase.
(3)

The estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available for future grant is the average of the high and low prices of the Registrant’s common stock as reported by NASDAQ on March 13, 2025.